Exhibit (a)(22)

CASH ACCOUNT TRUST

Amendment

Statement of Address of Principal Office

The Trustees of Cash Account Trust (the “Trust”), acting pursuant to Article IX, Section 4 of the Trust’s Amended and Restated Declaration of Trust, dated March 17, 1990, as amended (the “Declaration”), do hereby (i) amend the heading of Article I, Section 1 to be “Name, Registered Agent and Principal Office” and (ii) add the following sentence to Article I, Section 1:

The address of the principal office in Massachusetts of the Trust shall be One Beacon Street, Boston, MA 02108 or such other address as the Trustees may from time to time designate.

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 7th day of September 2012.

/s/John W. Ballantine	/s/Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/Jean Gleason Stromberg	/s/Robert H. Wadsworth
Jean Gleason Stromberg, Trustee	Robert H. Wadsworth, Trustee